EXHIBIT 99.1

BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

BRT REALTY TRUST
ANNOUNCES DATE OF RELEASE OF YEAR END EARNINGS;
UPDATES INFORMATION ON LOAN PORTFOLIO

Great Neck, New York - November 26, 2007 - BRT REALTY TRUST (NYSE:BRT) announced today that it will release its results of operations for the fiscal year and quarter ended September 30, 2007 after the close of the market on December 13, 2007, and file its Form 10-K for the year ended September 30, 2007 with the Securities and Exchange Commission after the close on the same date.

On September 10, 2007, BRT publicly released information concerning the aggregate principal amount of its loan portfolio which it expected to classify as non-earning at September 30, 2007. Jeffrey Gould, President and Chief Executive Officer of BRT, commented that management of BRT deems it appropriate to update the information concerning its loan portfolio. Accordingly, BRT noted as follows:

•
In its September 10, 2007 release, the company estimated that it would have $55,858,000 of non-earning loans at September 30, 2007. The company now expects that $63,627,000 aggregate principal amount of loans, substantially all of which are first mortgage loans, will be categorized as non-earning at September 30, 2007, representing 25.5% of its gross loan portfolio and 19.3% of its total assets. The difference in the amount which the company expects to categorize as non-earning at September 30, 2007 and the estimated amount provided in its release of September 10, 2007 is essentially due to the non-payment of interest and the addition to non-earning status of a loan in the principal amount of $13,564,000, secured by a multi-family residential property located in Indiana, and a loan in the principal amount of $1,138,000 secured by a retail building in Manhattan, offset by the return to earning and performing status of a loan in the principal amount of $5,827,000, secured by unsold condominium units located in Florida and the paydown of approximately $1,106,000 on the sale of individual condo units at a property located in Florida.

•
In connection with its year end audit, the company has examined underlying property values and expects to take an allowance for loan losses of $8,300,000, in addition to the $1,000,000 recorded at June 30, 2007. The additional loan loss allowance, when added to the allowance on the books of the company at June 30, 2007 ($1,669,000) and after giving effect to a charge off of $1,052,000 in connection with the company acquiring title to a shopping center located in Stuart, Florida, will provide a total loan loss allowance at September 30, 2007 of $8,917,000.

•	The company continues to aggressively pursue foreclosure actions with respect to each non-earning loan.

•
At September 30, 2007 the company’s balance sheet will reflect an asset of approximately $9,355,000 for real estate properties held for sale, which represents properties acquired by the company in foreclosure or deed in lieu of foreclosure.

•
At September 30, 2007 seven foreclosure actions were pending affecting seven properties with outstanding loan balances aggregating $63,627,000. The seven foreclosure actions relate to three multi-family residential properties involved in conversion to condominium ($37,847,000), one rental residential property ($13,563,000), one parcel of land located in New York City ($6,164,000) and a group of retail properties ($6,053,000). Subsequent to September 30, 2007 the company acquired in a foreclosure action title to a multi-family residential property located in Apopka, Florida. This property, which is being converted to condominium ownership, secured a first mortgage loan in the original amount of $27,500,000, had an unpaid principal balance of $19,442,000, and is expected to be recorded on the company’s books as property held for sale with a value of approximately $17,125,000.

•
In the September 10th release, the company reported the possibility that a $26,843,000 loan held by a joint venture in which the company is a 25% participant might become non-performing. This loan is currently performing and management has determined that no allowance for possible losses is needed with respect to this loan.

Jeffrey Gould, President and Chief Executive Officer of BRT commented that “we are actively working to maximize the value of real estate acquired in foreclosure. This will continue to be a significant activity for us as we take back in foreclosure properties which secure our non-performing loans.”

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding expected earnings for the quarter and year ending September 30, 2007, the collateral securing the loans referred to in this release, and allowances for loan losses to be taken at September 30, 2007. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may”, “will”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions or variations thereof. Forward looking statements, including statements with respect to non-earning loans, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond registrants control and could materially affect actual results, performance or achievements. Investors are cautioned not to place undue reliance on any forward-looking statements.

Contact: Simeon Brinberg - (516) 773-2750